EXHIBIT 10.5
ImaRx Therapeutics, Inc.
BONUS PLAN

Plan Term	Nine months beginning April 1, 2007, subject to annual renewals in the discretion of the independent members of the Board of Directors (such independent members of the Board of Directors are herein referred to as the “Board”).

Plan Effective Date	April 1, 2007

Quarterly Plan Period	“Quarterly Plan Period” is the 3 months ending March 31, June 30, September 30, and December 31.

Purpose	The purpose of the Plan is to increase shareholder value by providing an incentive for the achievement of goals that support ImaRx’s strategic plan.

Eligibility	All ImaRx employees as designated by the Compensation Committee of the Board of Directors (“Compensation Committee”), (“Participants”) are eligible to participate in the Plan.

The CEO has the authority to recommend Participants. The Compensation Committee has the sole authority to designate Participants.

Eligibility will cease upon termination of the Participant’s employment, withdrawal of designation by the Compensation Committee, transfer to a position compensated otherwise than as provided in the Plan, termination of the Plan by ImaRx, or if the Participant engages, directly or indirectly, in any activity which is competitive with any ImaRx activity.

If a Participant changes from an eligible position to an ineligible position during a Quarterly Plan Period, eligibility to participate will be at the discretion of the Compensation Committee.

Bonus Tier	The CEO has the authority to recommend and the Compensation Committee has the authority to assign each Participant to one of four bonus tiers: Tier 1, Tier 2, Tier 3 or Tier 4 (“Bonus Tiers”).

Available Bonus	Each Participant shall have the opportunity to earn a bonus based upon a percentage of the Participant’s Base Pay for each Quarterly Plan Period (“Quarterly Bonus”). The maximum Quarterly Bonus for each Participant shall be based upon their Bonus Tier as follows:
- Tier 1 up to 5%,
- Tier 2 up to 7.5%,
- Tier 3 up to 10%,
- Tier 4 up to 12.5%.

For any participant to be eligible for a Quarterly Bonus: (i) all of the Company Goals must have been achieved and (ii) the Company’s cash balance at the end of the quarter must be greater than $5M. If both of these thresholds are met, then the Quarterly Bonus for each participant is calculated as follows:

1)	For all Tier 1, Tier 2 and Tier 3 Participants:
a.	If a Participant’s department achieves all of its Departmental Goals: (i) if all other departments achieve all of their Departmental Goals, 100% of the Participant’s Quarterly Bonus is earned; otherwise (ii) if one or more other departments do not achieve all of their Departmental Goals, 80% of the Participant’s Quarterly Bonus is earned;

b.	If a Participant’s department achieves all but one of its Departmental Goals: (i) if all other departments achieve all of their Departmental Goals, 50% the Participant’s Quarterly Bonus is earned; otherwise (ii) if one or more other departments do not achieve all of their Departmental Goals, 40% of the Participant’s Quarterly Bonus is earned;

c.	If a Participant’s department fails to achieve more than one of its Departmental Goals, no Quarterly Bonus is earned.
2)	For all Tier 4 Participants:
a.	If all departments achieve all of their Departmental Goals, 100% of the Participant’s Quarterly Bonus is earned;

b.	If all departments but one achieve all of their Departmental Goals, 75% of the Participant’s Quarterly Bonus is earned;

c.	If all departments but two achieve all of their Departmental Goals, 50% of the Participant’s Quarterly Bonus is earned;

d.	If all departments but three achieve all of their Departmental Goals, 25% of the Participant’s Quarterly Bonus is earned;;

e.	If more than three departments do not achieve all of their Departmental Goals, no Quarterly Bonus is earned.
“Base Pay” means the annual pay rate established for the Participant by ImaRx and in effect on the last day of the relevant Quarterly Plan Period or, in the case of a deceased or disabled Participant, on the last day of participation in the Plan. ImaRx, with Committee approval, may at any time, in its sole discretion, prospectively revise the Participant’s Base Pay.

Goals

➢ Company Goals	The executive committee of the management team (“Executive Committee”) shall recommend while the outcome is substantially uncertain, and the Compensation Committee shall evaluate and approve, one or more objective company-wide performance goal measures that align with ImaRx’s strategic plan for each Quarterly Plan Period (“Company Goals”).

➢Department Goals	The Executive Committee shall recommend while the outcome is substantially uncertain, and the Compensation Committee shall evaluate and approve, three or more objective performance goal measures for each department that align with ImaRx’s strategic plan and are the responsibility of that department for each Quarterly Plan Period (“Department Goals”).

Quarterly Goal Achievement Determination	Within 30 days after the completion of each Quarterly Plan Period, the Executive Committee shall report the level of achievement of the Company Goals and the Department Goals to the Committee, and the Committee shall determine and certify the achievement of the Company Goals and the Department Goals.

Bonus Payout	A Quarterly Bonus under this Plan is earned as of the end of the applicable Quarterly Plan Period and will be paid according to the Plan (“Bonus Payout”), if the Participant:
1.	remains a ImaRx employee through the end of the Quarterly Plan Period, unless employment is terminated prior to the end of the Quarterly Plan Period due to death or disability, and

2.	refrains from engaging during the Quarterly Plan Period, directly or indirectly, in any activity that is competitive with any ImaRx activity.

Bonus Payout Prorations	For any employee who meets eligibility criteria and becomes a Participant after the start of the Quarterly Plan Period or whose employment with ImaRx is terminated prior to the end of the Quarterly Plan Period because of disability or death, the Compensation Committee in its discretion, may prorate the Bonus Payout. If the Participant is on a leave of absence for a portion of the Quarterly Plan Period, the Compensation Committee in its discretion may reduce the Participant’s Bonus Payout on a pro-rata basis. If a Participant changes Bonus Tiers during the Quarterly Plan Period, the Compensation Committee in its discretion, may prorate the Participant’s Bonus by the number of months in each Bonus Tier.

Administration	Board Responsibilities: Approve the Plan design.

Compensation Committee Responsibilities: Review and recommend to the Board the Plan design. Designate Participants. Assign Participants to a Bonus Tier. Approve Corporate Goals and Department Goals for the current Quarterly Plan Period. Determine and certify the achievement of the Corporate Goals and Department Goals for the most recently completed Quarterly Plan Period.

Executive Committee Responsibilities: Review and recommend to the Compensation Committee the Corporate Goals and Department Goals for the current Quarterly Plan Period. Evaluate and recommend to the Compensation Committee the achievement of the Corporate Goals and Department Goals for the most recently completed Quarterly Plan Period. Approve the Bonus Payout calculation and Bonus Payout for each Participant.

CEO Responsibilities: . Recommend Participants designation and Participants Bonus Tier assignment to the Compensation Committee.

In the event of a dispute regarding the Plan, the Participant may seek resolution through the Executive Committee and the Compensation Committee. All determinations by the Compensation Committee shall be final and conclusive.

Bonus Payout Administration	Quarterly Bonus payments will be made as soon as administratively feasible. The Company shall have the right to deduct from all Quarterly Bonus and Annual Bonus payments under the Plan any federal, state, local or other taxes required by law to be withheld respect to such payments. Other normal payroll deductions will also apply to Quarterly Bonus and Annual Bonus payment amounts, based on each Participant’s elections relating to such deductions then in effect.

Employment at Will; No Right to Continued Employment	Unless otherwise expressly provided in writing by ImaRx and a Participant, such Participant’s employment with ImaRx is of indefinite duration and either ImaRx or the Participant will be free to terminate the employment relationship at will and at any time with or without cause. Nothing in the Plan shall confer upon a Participant any right to be employed by ImaRx, nor to be entitled to any remuneration or benefits not set forth in the Plan, including the right to receive any future bonuses, nor to interfere with or limit the right of ImaRx to modify the terms of or terminate the Participant’s employment at any time.

Revisions to the Plan	The Plan will be reviewed by the Compensation Committee and the Board on a periodic basis for revisions. ImaRx reserves the right at its discretion with or without notice, to review, change, amend or cancel the Plan, at any time upon Board approval.